Exhibit 10.354

MUTUAL TERMINATION AGREEMENT

    The MUTUAL TERMINATION AGREEMENT ("Agreement") is entered into and deemed effective as of the _____ day of ______, 2015 (the "Effective Date") by and between CAPRIOTTI'S SANDWICH SHOP, INC., a Nevada corporation, having its principal place of business at 6056 South Durango Drive, Suite 100, Las Vegas, Nevada 89113 ("Franchisor"), KCI INVESTMENTS, LLC, a Nevada limited liability company, having its principal place of business at 528 E. Eighth Street, Las Vegas, Nevada 89101 ("KCI Investments"), MISSION VALLEY, LLC, a Nevada limited liability company, having its principal place of business at 528 E. Eighth Street, Las Vegas, Nevada, 89101 ("Mission Valley"), DIXI FOODS INTERNATIONAL, LLC, a Florida corporation, having its principal place of business in Williston, Florida ("Dixi"), and KENNETH M. ANTOS, a resident of Nevada ("Guarantor").  Together, KCI Investment and Mission Valley are referred to as the "Franchisee").

RECITALS:

    A.  Franchisor and Franchisee currently are parties to certain Capriotti's® Sandwich Shop Franchise Agreements as more specifically described on Exhibit A (collectively, together with any addenda or amendments to each, the "Franchise Agreements") for the operations of Franchised Restaurants at the locations (if applicable) described on Exhibit A.  Dixi has acquired and/or is an affiliate of both KCI Investments and Mission Valley.  Guarantor has personally guaranteed Franchisee's obligations under the Franchise Agreements and is also a direct or indirect owner of each of KCI Investments, Mission Valley and Dixi.

    B.  Franchisee is currently in default under two of the Franchise Agreements identified in Exhibit A, Table 1 for failing to open the Franchised Restaurants in a timely manner.  In addition, in 2014 Franchisee closed the Franchised Restaurant identified in Exhibit A, Table 2.  The parties desire to terminate the Franchise Agreements related to the unopened Franchise Restaurants and the closed Franchised Restaurant, and all rights and obligations thereunder, except as specifically provided in this Agreement.

    C.  Franchisee also is currently in default under each of the Franchise Agreements identified in Exhibit A, Table 3 for, among other reasons, failing to pay when due amounts owed to Franchisor and Franchisee's suppliers and/or vendors.  Although the parties acknowledge that Franchisor has the right to pursue termination of cash of such Franchise Agreements for noncompliance, the parties instead have mutually agreed that Franchisee may sell each of such Franchised Restaurants as a going concern and terminate the Franchise Agreements, provided that Franchisee pay the outstanding obligations due to Franchisor and third parties as described in Section 5(A) below, or alternatively, may enter into a mutually acceptable letter of intent with Franchisor for the Franchisor to purchase five (5) of the Franchised Restaurants as provided in Section 5(B), all on the other terms and subject to the conditions of this Agreement.

    D.  Franchisor and Franchisee are parties to six area development agreements as more specifically described on Exhibit B (collectively, together with any addenda or amendments to each, the "Area Development Agreements") under which Franchisee was granted the right to develop and operate under separate franchise agreements Capriotti's® Sandwich Shop restaurants.  Pursuant to this Agreement, the parties have further agreed to terminate the Area Development Agreements and all rights and obligations thereunder, except as specifically provided in this Agreement.

AGREEMENTS:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereby agree as follows:

1.  Capitalization Terms.  Any capitalized terms not otherwise define in this Agreement will have the meaning given to them in the Franchise Agreements.

2.  Termination of Franchised Agreements relate to Unopened and Closed Restaurants.  Subject to the provisions of this Agreement, each of the Franchise Agreement described on Exhibit A, Tables 1 and 2, and all rights and obligations thereunder, are terminated as of the Effective Date of this Agreement.  Each of the Franchisee Releasing Parties (as defined below) agrees to comply with and will be liable to Franchisor for the performance of all post-termination obligations stated in such terminating Franchise Agreements, including without limitation any restrictive covenants, confidentiality, de-identification and indemnification obligations, and all obligations which by their nature are intend to survive the termination of such Franchise Agreements will survive termination.  Franchisee will not be refunded any fees or deposits previously paid under either of such Franchise Agreements.

3.  Termination of Area Development Agreements.  Subject to the provisions of this Agreement, each of the Area Development Agreements, and all rights and obligations thereunder, are terminated as of the Effective Date of this Agreement.  Franchisee, Dixi and Guarantor will remain liable to Franchisor for the performance of all post-termination obligations stated in the Area Development Agreements, including without limitation non-competition obligations (subject to the right to continue to operate the Franchised Restaurants for a limited time period as provided in Section 5 of this Agreement) and confidentiality obligations, and all other obligations which by their nature are intended to survive the termination of such Area Development Agreements will survive termination.  Franchisee will not be refunded any fees or deposits previously paid under any of the Area Development Agreements.

4.  Acknowledgement of Existing Monetary Obligations.  Franchisee acknowledges that it currently owes Franchisor or its affiliates the aggregate amount of $15,600.47 for unpaid Royalty Fees and late fees payable under the Franchise Agreements ("Overdue Royalties") and it currently is overdue in amounts payable to Sysco for product and service purchases ("Overdue Sysco Obligations").

5.  Franchisee Options Regarding Monetary Obligations.  The parties agree that Franchisee may exercise either (but not both) of the following options regarding the Overdue Royalties and the Overdue Sysco Obligations:

(A)  Within ten (10) business days of the Effective Date of this Agreement, Franchisee will pay Franchisor the Overdue Royalties and pay Sysco the Overdue Sysco Obligations.  Franchisee will pay Franchisor by wire transfer according to the wire instructions provided to Franchisee by Franchisor.  Franchisee will obtain confirmation from Sysco of its payment of any overdue amounts and provide written evidence of such payment to Franchisor within two (2) business days of payment.  If Franchisee pays the Overdue Royalties and the Overdue Sysco Obligations as provided above, the Franchisee will have the limited right to sell the existing open and operating Franchised Restaurants as provided in Section 6 of this Agreement.

(B)  Within ten (10) business days of the Effective Date of this Agreements, Franchisee will enter into a letter of intent ("LOI") with Franchisor or its affiliate for the Franchisor's purchase of the assets of up to five (5) of the Franchised Restaurants identified in Exhibit A, Table 3 as CA112, NV1111, CA109, CA095 and CA076.  The LOI will provide that the closing of the purchase of such Franchised Restaurants will take place no later than twenty (20) days from the date of the signed LOI (Franchisor Closing date").  Franchisor will have the unrestricted right to assign its LOI rights to one or more affiliates or third parties.  The LOI also will provide that Franchisor or its affiliate or assignee may pay the full amount of the purchases price on the Franchisor Closing Date or, at Franchisor's options, in twenty four (24) equal monthly installments, with interest at the rate equal to the prime lending rate as of the closing at Franchisor's primary bank.  In addition, the LOI will set forth a plan for the termination of the remaining Franchise Agreements which are not contemplated to be purchased by Franchisor, which terminations will include (i) the obligation that Franchisee will close such Franchised Restaurants upon termination and de-identify them within ten (10) business days of closure and (ii) the execution of a release by Franchisee, Dixi and Guarantor similar in form to the release of Claims as provided in Section 10(A)-(E) below, with the release effective upon the termination date of each such Franchise Agreements.  In connection with the transfer of the Franchised Restaurants, Franchisee must all documents of transfer reasonably necessary for the purchase of the Franchised Restaurants by Franchisor or its affiliates or assignees, which documents will include all customary representations and warranties from Franchisee as to ownership and condition of, and title to, the assets of the Franchised Restaurants being transferred.  All assets must be transferred free and clear of all liens and encumbrances, with all sales and transfer taxes paid by Franchisee, and Franchisor will have no obligation to assume any contracts, leases or other liabilities of Franchisee.  If the closing of the transfers described in this paragraph occurs on or before the Franchisor Closing Date accordiing to terms and conditions of this paragraph and the LOI, Franchisor will release Franchisee in full from its obligations to pay the Overdue Royalties and will waive any remedies available to Franchisor for any breaches by Francisee of the Area Development Agreements.  The parties acknowledge and agree that nothing in the foregoing Section 5(B) imposes any obligation upon Franchisor to enter into an LOI with Franchisee or to purchase any Franchised Restaurants.

6.  Limited Right to Sell the Existing Franchised Restaurants.  If Franchisee pays the Overdue Royalties and the Overdue Sysco Obligations as provided in Section 5(A), the (and only in such case), Franchisee will be granted the limited rights, until sixty (60) days from the Effective Date of this Agreements ("Purchase Agreement Date"), to enter into one or more purchase agreements with third parties approved by Franchisor (collectively, the "Proposed Buyers"), whereby the Proposed Buyers, whether as a single transaction or pursuant to more than one transaction under separate purchase agreements, will acquire Franchisee's interest in the Franchised Restaurants related to the Franchise Agreements described in Exhibit A, Table 3.  Each of such purchase agreements between Franchisee and the Proposed Buyers for the Franchised Restaurants will provide for the closing of the sale to take place on or before ninety (90) days from the Effective Date of this Agreement (as applicable to each purchase agreement, the "Closing Date"), and Franchisee will transfer all interest in and to the Franchised Restaurants being sold pursuant to such purchase agreements to the Proposed Buyers on or before such Closing Date.  In connection with any such transactions, Franchisee and Guarantor must: (i) comply with all conditions of transfer and assignment as stated in the applicable provisions of the Franchise Agreements, including payment of Franchisor's then-current transfer fee and compliance with any Franchisor right of first refusal provisions regarding the transfer of the Franchised Business; (ii) pay all then-existing monetary obligations (through the Closing Date) due to Franchisor or its affiliates from either Franchisee or Guarantor under the Franchise Agreement(s) or their related agreements for the Franchised Restaurants being transferred; and (iii) pay all then-existing monetary obligations (through the Closing Date) due to Sysco or any other Franchisee's suppliers or vendors.  Further, Franchisee and Guarantor will forward to Franchisor all information Franchisor requests as to the Proposed Buyers as soon as reasonably possible so that Franchisor can determine whether the Proposed Buyer satisfy Franchisor's current standards.  Franchisee and Guarantor acknowledge and agree that Franchisor, upon termination of any Franchise Agreement for any reason, retains all right to purchase the related Franchised Restaurant pursuant to the terms described in the applicable Franchise Agreement, if Franchisee fails to complete a transfer and sale of all of the Franchised Restaurants by the deadlines described above and the Franchise Agreement for any of the Franchised Restaurants terminates.  Franchisee and Guarantor further acknowledge and agree that if Franchisor purchases any of the Franchised Restaurants, Franchisor may offset any amounts Franchisor owes Franchisee for the Franchised Restaurants by amounts Franchisee owes Franchisor or its affiliates.

7.  Continuing Obligations under the Franchise Agreements.  Following the Effective Date, Franchisee and Guarantor will remain liable to Franchisor, and Franchisor will remain liable to Franchisee, for the performance of all continuing obligations under the Franchise Agreements, including the timely filing of all paperwork with Franchisor, the payment of all fees and other amounts to be owed to Franchisor or its affiliates, until Franchisee, with respect to each of the Franchise Agreements on Exhibit A., Table 3, has either transferred the Franchised Restaurants pursuant to the applicable provisions of the Franchise Agreements or the Franchise Agreements have been terminated and the Franchisee has complied with the provisions of this Agreement.  If Franchisee breaches any term of this Agreement or any of the Franchise Agreements, Franchisor has the right to immediately terminate each of the Franchise Agreements as described in Section 8 below.

8. Termination of Franchise Agreements.  If Franchisee fails to make payments as described in Section 5(A) or to enter into an LOI as described in Section 5(B), then all Franchise Agreements identified in Exhibit A, Table 3 will terminate immediately, with no opportunity to cure, upon Franchisee's receipt of notice of termination from Franchisor.  If Franchisee makes the payments describe in Section 5(A), but fails to enter into purchase agreements with Proposed Buyers for the transfer of one or more of the existing Franchised Restaurants by the Purchase Agreement Date as described in Section 6 above, then any Franchise Agreements which are not subject to transfer under a purchase agreement by the Purchase Agreement Date will terminate immediately, with no opportunity to cure, upon Franchisee's receipt of notice of termination from Franchisor.  If Franchisee makes the payments described in Section 5(A) but fails to close the transaction for the sale of each of the Franchised Restaurants covered by a purchase agreement by the Closing Date as described in Section 6 above, then the Franchise Agreements related to the unsold Franchised Restaurants will terminate immediately, with no opportunity to cure, upon Franchisee's receipt of notice of termination from Franchisor.  If Franchisee enters into an LOI as described in Section 5(B) but fails to close the transaction in accordance with Section 5(B) on or before the Franchisor Closing Date, than all Franchise Agreements identified in Exhibit A, Table 3 will terminate immediately, with no opportunity to cure, upon Franchisee's receipt of notice of termination from Franchisor.  If at any time there exists a breach under any Franchise Agreements or other agreements between Franchisor or its affiliates and Franchisee or Guarantor, or under this Agreement, than all Franchise Agreements not previously transferred to terminated will terminate immediately, with no opportunity to cure, upon Franchisee's receipt of notice of termination from Franchisor.  Notwithstanding anything in this Section 8 to the contrary, then-existing amounts due and all other amounts owed to Franchisor or its affiliates by the Franchisee or Guarantor which have accrued after the Effective Date shall be immediately due and payable.  Franchisee, Guarantor and Dixi acknowledge and agree that, to the extent any Franchise Agreement grants Franchisee any opportunity to cure certain defaults thereunder, the Franchise Agreement is modified to be consistent with the terms of this Agreement.

9.  Post-Termination Obligations under the Franchise Agreements.  When each Franchise Agreement is transferred or terminated, each of the Franchisee Relating Parties agrees to comply with and will be liable for compliance with all post-termination obligations stated in each of the Franchise Agreements and their related agreements, Franchisee, and Guarantor will remain liable to Franchisor for the performance of all post-termination obligations stated in such Franchise Agreements, including without limitation any restrictive covenants, confidentiality, de-indentification (if applicable due to a termination) and indemnification, and all obligations which be their nature are intended to survive the termination of such Franchise Agreements will survive termination.  Franchisee will close each Franchised Restaurant upon termination and complete the de-idenfification of the related premises within ten (10) business days of termination.

10.  Release of Claims.

(A)  Franchisee, Dixi, Guarantor and all persons or entities acting on its or their behalf or claiming under them including each of their respective corporate parents, subsidiaries, affiliates, owners, shareholders, members, partners, heirs, executors, administrators, managers, officers, directors, governors, employees, trustees, agents, partners, business entities, attorney's insurers, successors and assign (collectively, the "Franchisee Relating Parties") jointly and severally, irrevocably and unconditionally, release, acquit and forever discharge, and covenant not to sue, Franchisor and its affiliates and each of their successors, assigns, officers, directors, shareholders, members, managers, employees and agents (collectively, the "Franchisor Parties"), of and from any claims, suits, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action of every nature, whether known or unknown, vested or contingent (collectively, the "Claims"), which the Franchisee Releasing Parties may now or in the future own or hold arising prior to and including the Effective Date against any one or more of the Franchisor Parties for any matter, fact, or thing, including without limitation, any claims arising out of or relating to any of the Area Development Agreements, any of the Franchise Agreements, any other agreement with Franchisor or its affiliates, the offer or sale of any franchise, the development or operation of any Franchised Restaurant, or any relationship between the Franchisee Releasing Parties and the Franchisor Parties, from the beginning of time to the Effective Date.

(B)  The Franchisee Releasing Parties are expressly waiving all rights or benefits that they have or may have under Section 1542 of the California Civil Code which section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    (C)  The Franchisee Releasing Parties specifically and expressly acknowledge and agree that the consideration accepted under this Agreement is accepted in full satisfaction of any and all injuries and/or damages or Claims that have previously arisen and which may hereafter arise respecting any of the Claims being released.

(D)  The Franchisee Releasing Parties represent that they have not assigned or transferred, or purported to assign or transfer, any Claim released by them above.

(E)  In entering into this Agreement, each party represents that it has had the opportunity to consult an attorney of its or his own choice, that an attorney of such party's own choice has reviewed this Agreement, that the undersigned have read the terms of the terms of the Agreement, and that the terms of this Agreement are understood and voluntarily accepted by each party.

(F)  Franchisee, Dixi and Guarantor agree to execute and deliver to Franchisor a similar release of Claims as provided in Section 10(A) - (E) above, in a form satisfactory to Franchisor (i) in connection with Franchisor's grant of consent to any transfer of each of the Franchised Restaurants, with the release effective upon each applicable Closing Dates, and (ii) immediately upon termination of any of the Franchise Agreements pursuant to Section 8 of this Agreement, with the release effective upon the termination date of each Franchise Agreement.

11.  Confidentiality.  Each of the Franchisee Releasing Parties covenants and agrees to keep confidential any and all provisions of this Agreement.  If any of the Franchisee Releasing Parties or any agent of the Franchisee Releasing Parties is subpoenaed or otherwise compelled to disclose the term of this Agreement, such party will provide advance notice of such requirement to Franchisor in writing by a form of mail or delivery which provides for a written receipt.

12.  Representations Regarding Relationships.  After the Effective Date, Franchisee, Dixi and Guarantor will not represent to any investor, to the public or to any other person, or in any regulatory filing or promotional communication, that any of them are in good standing with Franchisor, or have any rights to develop any Capriotti's® Sandwich Shops or otherwise have a long term, ongoing relationship with the Franchisor for the continued operation or development of Capriotti's® Sandwich Shops.

13.  Miscellaneous.

(A)  Guaranty.  Dixi herby jointly, severally, and unconditionally guarantees the prompt payment and performance by Franchisee and Guarantor of all obligations, covenants and other Provisions under the Franchise Agreements and their related agreements, including this Agreement.  By executing this Agreement, Dixi agrees that it shall be added as an additional guarantor with Guarantor under each and every Franchise Guaranty Agreement executed by Guarantor in connection with the Franchise Agreements.

(B)  Binding Effect.  All of the provisions of this Agreement will be binding on, and benefit, the parties and their respective legal representatives, heirs, successors and assigns.

(C)  Entire Agreement.  This Agreement represents the entire understanding and agreement between the parties respecting the subject matter hereof, and supersedes all other negotiations, understandings and representations made between the parties.

(D)  Severability.  The provisions of this Agreement are severable and the invalidity or unenforceability of a provision will not affect any other remaining provisions of the Agreement.

(E)  Governing Law.  Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§ 10511051 et seq.), this Agreement and all transactions contemplated by this Agreement will  be governed by, construed and enforced under the laws of the State of Nevada without regard to principles of conflicts of laws.  Each of the parties irrevocably agrees that any action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined exclusively in a state or federal court located in Las Vegas, Nevada.

(F) Remedies and Attorneys' Fees.  All rights and remedies of the parties under this Agreement are cumulative and will not exclude any other right or remedy allowed at law or in equity.  In addition to other relief available, each party will have the right to obtain injunctive relief if any other party breaches or threatens to reach any provision of this Agreement.  Franchisor will be entitled to, and the Franchisee Releasing Parties jointly and severally agree to pay, Franchisor's attorneys' fees and related costs of litigation in any proceeding initiated to enforce this Agreement.

(G)  Counterparts.  This Agreement may be signed in one or more counterparts, each of which will be deemed an original, but all of which together will represent one and the same instrument.

The parties have signed this Agreement, to be effective as of the Effective Date.

FRANCHISOR:	FRANCHISEE:

CAPRIOTTI'S SANDWICH SHOP, INC.	KCI INVESTMENTS, LLC

By:	By:

Its:	Its:

GUARANTOR:	MISSION VALLEY, LLC.

By:
Kenneth M. Antos, Individually
Its:

DIXI FOODS INTERNATIONAL, IN.

By:

-+99:

EXHIBIT A

Franchise Agreements

Table 1. Franchise Agreements between Franchisor and Franchisee – Franchised Restaurants Not Yet Opened

Franchised Restaurant Name	Franchised Restaurant Location	Franchise Agreement Execution Date	Name of Franchisee
CA119 Irvine Alton Center	N/A	2/17/14	KCI Investments, LLC
CA115 Long Beach Promenade	N/A	12/4/13	KCI Investments, LLC

Table 2. Franchise Agreements between Franchisor and Franchisee – Franchised Restaurant Closed

Franchised Restaurant Name	Franchised Restaurant Location	Franchise Agreement Execution Date	Name of Franchisee
TX102 Dallas Luther Lane	Closed	3/4/13	KCI Investments, LLC

Table 3: Franchise Agreements between Franchisor and Franchisee – Franchised Restaurants Open and Operating

Franchised Restaurant Name	Franchised Restaurant Location	Franchise Agreement Execution Date	Name of Franchisee
CA112 Fountain Valley Brookhurst	18529 Brookhurst St, Fountain Valley, CA 92708	9/11/13 (transferred to Mission Valley, LLC from KCI Investments on 9/11/13)	Mission Valley, LLC
NV111 North Las Vegas Craig & Mitchell	3820 E. Craig Road, North Las Vegas, NV 89030	9/11/13 & 12/4/13*	KCI Investments, LLC
CA109 Irvine Jamboree Road	13258 Jamboree Road, Irvine, CA 92602	9/11/13 & 12/4/13*	KCI Investments, LLC
CA095 Newport MacArthur	4221 MacArthur Blvd, Newport Beach, CA 92660	9/28/12	KCI Investments, LLC
CA089 Tustin Park Avenue	2487 Park Avenue, Tustin, CA 92872	4/5/12	KCI Investments, LLC
CA076 Mission Valley	1620 Camino De La Reina, San Diego, CA 92108	1/12/11 (transferred to Franchisee from another franchisee on 10/21/11)	KCI Investments, LLC
TX082 Plano Preston Road	4021 Preston Road, Plano, TX 75093	8/21/11	KCI Investments, LLC
TX099 Dallas Main Street	1800 Main Street, Dallas, TX 75201	1/16/13	KCI Investments, LLC
TX088 Dallas Ross Avenue	902 Ross Avenue, Dallas, TX 75202	4/5/12	KCI Investments, LLC

*The same Franchise Agreement for the Franchised Restaurant was signed on two different dates.

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EXHIBIT B

Area Development Agreements

Development Agreement Territory	Development Agreement Date	Amendments	Notes
Northern San Diego, CA	July 21, 2010	As amended by an Area Development Agreement Addendum also dated July 21, 2010 and by the Amendment to Area Development Agreement dated October 23, 2014.	KCI Investments became a party to the Area Development Agreement pursuant to a Transfer Agreement dated October 2, 2012 by and among Franchisor, BBC Holdings, LLC and KCI Investments, in which BBC Holdings, LLC transferred its interest in the Area Development Agreement to KCI Investments.
Southern San Diego, CA	May 17, 2010	As amended by an Area Development Agreement Addendum also dated May 17, 2010, by the Area Development Agreement Modification #1 dated February 18, 2011, and by the Amendment to Area Development Agreement dated October 23, 2014.	KCI Investments became a party to the Area Development Agreement pursuant to a Transfer Agreement dated October 21, 2011 by and among Franchisor, CAP'S of SD, LLC and KCI Investments, in which CAP'S of SD, LLC transferred its interest in the Area Development Agreement to KCI Investments.
Las Vegas, NV	September 11, 2013	As amended by the Amendment to Area Development Agreement dated October 23, 2014.	
Orange County, CA	May 19, 20122	As amended by the Amendment to Area Development Agreement dated October 23, 2014.	
South Bay, CA	March 4, 2013	As amended by the Amendment to Area Development Agreement dated October 23, 2014.	
Texas	November 3, 2010	As amended by an Addendum to the Area Development Agreement also dated November 3, 2010 and by the Amendment to Area Development Agreement dated October 23, 2014.	

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Input:	
Document 1 ID	PowerDocs://GPDOCS1/4024605/3
Description	GPDOCS1-#4024605-v3-Mutual_Termination_Agreement
Document 2 ID	PowerDocs://GPDOCS1/4024605/4
Description	GPDOCS1-#4024605-v4-Mutual_Termination_Agreement
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